Exhibit 10.26

EXECUTION COPY

Aurora Acquisition Holdings, Inc.

December 15, 2006

Re: Opportunity to Acquire Shares

Dear Aleris Executive,

As you know, Aleris International, Inc. (“Aleris”) is in the process of undergoing a change of control, and following the change of control, 100% of its outstanding shares will be owned by an entity called Aurora Acquisition Holdings, Inc. (“Newco”). This transaction is pursuant to an Agreement and Plan of Merger, dated as of August 7, 2006, by and among Newco, Aurora Acquisition Merger Sub, Inc. and Aleris (the “Merger Agreement”). Although a delay is possible, we expect that the closing of the transaction will occur on December 19, 2006 (the “Closing”).

We are pleased to offer you the opportunity to invest in shares of common stock of Newco (the “Shares”) on the terms and conditions set out below. As further described below, to the extent that you own shares of Aleris as a capital asset, you are being given the opportunity to invest on a tax-deferred basis by “rolling over” a portion of these shares (any such shares being rolled over, the “Rollover Shares”). In addition, you are being offered the opportunity to make a cash contribution as set forth in Section 3 and the Acceptance Form (your “Cash Contribution”).

1. Merger Consideration; Rollover Shares. As a result of the transactions contemplated by the Merger Agreement, absent an election to contribute or “rollover” the Rollover Shares as contemplated in this agreement (this “Agreement”), you would be entitled, with respect to your Rollover Shares, to the “Merger Consideration” (as defined in the Merger Agreement) for each such Rollover Share (the aggregate such amount that you would be entitled to receive with respect to your Rollover Shares, the “Rollover Merger Consideration”). As a technical matter, the Rollover Merger Consideration that is payable to you in the absence of a rollover election would be distributed by Aleris. By completing the Acceptance Form below, you agree to, and instruct Newco and Aleris to use their reasonable efforts to, roll over your Rollover Shares into the Shares in lieu of receiving the Rollover Merger Consideration in cash. Upon your instruction, this rollover will occur as set forth below in “Sale and Purchase of Shares; Rollover Mechanics”, and will ultimately result in your Rollover Shares being contributed to Newco in exchange for the Shares.

2. Sale and Purchase of Shares; Rollover Mechanics. By completing and returning the Acceptance Form below, you agree to, immediately prior to the Closing, contribute your Rollover Shares to Newco and agree to forego any Rollover Merger Consideration (and any Merger Consideration you are using to satisfy your Cash Contribution) to which you would otherwise have been entitled absent an election to invest in the Shares. The Rollover Shares so contributed will be canceled and retired without any conversion thereof or payment or distribution thereon, as set forth in Section 1.06 of the Merger Agreement. In exchange for the Rollover Shares and your Cash Contribution, you will receive such number of Shares having an aggregate value equal to the amount of your investment as indicated on the Acceptance Form. You will be the holder of record of the Shares as of the Closing, whether or not Newco issues physical certificates to you. This offer is conditioned upon the occurrence of the Closing. If the Closing does not occur, this Agreement will be canceled and will be of no force and effect.

3. Form of Consideration. If you choose to invest in the Shares, (i) you must invest a minimum of $50,000, and (ii) you must then satisfy your investment of the Rollover Shares by contributing all Aleris shares that you hold as a capital asset (e.g., shares you acquired on the market or shares you acquired by exercising stock options or upon vesting of awards of restricted stock), if any, or by making your Cash Contribution. Your Cash Contribution will automatically be deducted from your after-tax merger proceeds (e.g., from any cash payment of the Merger Consideration to which you may be entitled with respect to equity or equity-based interests other than those being rolled over pursuant to this Agreement), provided that if such proceeds are insufficient, any shortfall must be received by wire transfer by the close of business on the day before the Closing (wire information will be provided to you). Delivery of any Rollover Shares will occur as follows: (x) with respect to Rollover Shares for which physical certificates were delivered to you, by delivering the physical certificates that were so issued; and (y) with respect to Rollover Shares you hold through a brokerage account, by having the brokerage firm by which such Rollover Shares are held transfer these Rollover Shares to an account established in Newco’s name (the “Newco Account”) (transfer information will be provided to you). The Rollover Shares must be credited to the Newco Account before 12:00 p.m., Monday, December 18, 2006, which means that you should instruct your broker to initiate the transfer by 12:00 p.m. on Friday, December 15, 2006.

4. Acceptance and Closing; Conditions. You may accept this offer and the terms of this Agreement by completing and returning the Acceptance Form below, in which case the closing of the acquisition of the Shares will occur immediately after the Closing. This offer is conditioned upon the occurrence of the Closing. If the Closing does not occur on or before January 31, 2007 (the “Closing Deadline”), this Agreement will be canceled and you will have no rights with respect hereto and any Rollover Shares that you have transferred or cash payment that you have made pursuant to Section 3 will be returned to you; provided, that if Newco determines on or before the Closing Deadline and in good faith that the Closing is likely to occur on or before February 28, 2007, the Closing Deadline shall automatically be extended to February 28, 2007.

5. Limitation. Newco, in its discretion, may limit the number of Shares that you may purchase, and therefore may choose not to accept the full amount of your investment election. Rollover Shares not so accepted pursuant to the preceding sentence will be treated in accordance with the provisions of the Merger Agreement.

6. Vesting. Your Shares when issued will be fully vested.

7. Stockholders’ Agreement. By completing and returning the Acceptance Form below, you agree to become a party to the Management Stockholders’ Agreement, a draft of which is attached hereto as Annex A, as may be amended from time to time in accordance with its terms

(the “Stockholders’ Agreement”) and you will be subject to the terms and conditions thereof with respect to your Shares. Newco agrees that it will, and that it will cause the Majority Holders (as defined below) to, also become a party to the Stockholders’ Agreement.

8. Tax Reporting. It is intended that your contribution of the Rollover Shares, if any, shall be treated as a tax-free transfer under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”). Your contribution of the Rollover Shares, if any, is being made at the same time as the initial investment being made by Majority Holders.

All discussions of U.S. federal tax considerations in this document have been written to support the marketing of the Shares. Such discussions were not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding U.S. federal tax penalties. You should consult your own tax advisers in determining the tax consequences of the rollover and of holding the Shares, including the application to your particular situation of the U.S. federal tax considerations discussed herein, as well as the application of state, local, foreign, or other tax laws.

9. Representations; Acknowledgements. By signing below and completing and returning the Acceptance Form, you hereby represent and warrant to Newco and Aleris that:

(i) you have the requisite power, authority and capacity to execute this Agreement and to deliver or cause to be delivered the Rollover Shares, to perform your obligations under this Agreement and to consummate the transactions contemplated hereby;

(ii) the Acceptance Form has been duly and validly executed and delivered by you and constitutes your legal, valid and binding obligation, enforceable against you in accordance with its terms, except to the extent that such validly binding effect and enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws relating to or affecting creditors’ rights generally;

(iii) the Shares are being acquired for your own account, for investment purposes only and not with a view to or in connection with any distribution, reoffer, resale, public offering or other disposition thereof not in compliance with the Securities Act of 1933 (the “Securities Act”), as may be amended from time to time, or any applicable United States federal or state securities laws or regulations;

(iv) you are an “accredited investor”, as defined in Rule 501(a) under the Securities Act, which means you are:

a.	A person whose individual net worth, or joint net worth with your spouse, exceeds $1,000,000; OR

b.	A person whose income exceeded $200,000 in each of the two most recent years, or joint income with your spouse exceeded $300,000 in each of those years, and you have a reasonable expectation of reaching the same income level in this year;

(v) you possess such expertise, knowledge, and sophistication in financial and business matters generally, and in the type of transaction in which Aleris and Newco propose to engage in particular;

(vi) you have had access to all of the information and individuals with respect to the Shares and your investment that you deem necessary to make a complete evaluation thereof;

(vii) you have had an opportunity to consult an independent tax and legal advisor and your decision to acquire the interest for investment has been based solely upon your evaluation;

(viii) you are aware that the Internal Revenue Service (the “IRS”) or other relevant taxing authority may take a position regarding the rollover contemplated in this Agreement and/or the tax classification of Newco and the Shares contrary to that intended by Newco as provided in this Agreement and you shall be solely responsible for any and all tax or other liabilities that may result from the IRS’s or other relevant taxing authority’s position; and

(ix) you are aware that the Stockholders’ Agreement provides significant restrictions on your ability to dispose of the Shares.

By electing to contribute the Rollover Shares pursuant to this Agreement, you acknowledge that you are instructing Newco and its affiliates to distribute to you, following the Closing, Shares in Newco instead of cash, as described above, and you hereby acknowledge that you do not have, and will not assert that you have, any claim against Newco, the Majority Holders (as defined below) or their respective affiliates to receive the Merger Consideration or any other payment in exchange for the Rollover Shares, except as contemplated herein.

The “Majority Holders” shall mean, collectively or individually, TPG Partners IV, L.P. and TPG Partners V, L.P. and their respective successors and assigns.

10. Other Aleris Interests. You acknowledge that any other equity or equity-based interests that you hold in Aleris that you do not elect to roll over, or which are not accepted for rollover for any reason pursuant to this Agreement, will be treated in accordance with the Merger Agreement.

11. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Please sign your name on the space provided on the next page and please indicate whether and how you would like to invest in Newco by completing and executing the Acceptance Form attached to the end of this Agreement. Please return an executed copy of this Agreement and the Acceptance Form in original form or by FAX no later than 12:00 p.m. (Eastern Standard Time) on Monday, December 18th, 2006 to the attention of Chris

Clegg, Aleris International, Inc., 25825 Science Park Drive, Ste. 400, Beachwood, OH 44122. The fax number is (216) 910-3654. (If you fax your election form on Monday, the original should be delivered to Chris Clegg no later than 5:00 p.m. on Monday, December 18, 2006).

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By signing below you are indicating your agreement with, and willingness to be bound by, the terms of this Agreement and any amount indicated by you on the Acceptance Form.

Sincerely,

AURORA ACQUISITION HOLDINGS, INC.

	By:	/s/ John E. Viola
Name: John E. Viola
Title: Vice President and Treasurer

Agreed to and Accepted by:

/s/ Steven J. Demetriou
Signature

Please print your name and address:

Steven J. Demetriou
25825 Science Park Drive
Suite 400
Beachwood, OH 44122

By execution below, Aleris and its respective affiliates agree, if so directed by you, to use reasonable efforts to effect a rollover pursuant to this Agreement as a tax-free distribution under section 351 of the Code, unless otherwise required pursuant to a final determination, as defined in Section 1313 of the Code:

ALERIS INTERNATIONAL, INC.

By:	/s/ Michael D. Friday
Name:
Title:

Acceptance of Offer to Acquire Shares of Newco (the “Acceptance Form”)

Pursuant to the terms and conditions set forth in letter to me dated December 15, 2006, I, Steven J. Demetriou, hereby elect make an investment in Newco and purchase Shares in the amount and manner below:

1. $3,677,677.50, which will be satisfied through a contribution of 70,051 Aleris shares (at $52.50 per share);

2. $322,217.50, which will be satisfied through a reduction in my after-tax proceeds from any cash payment of the Merger Consideration I will receive in exchange equity or equity-based interests other than those being rolled over pursuant to this Agreement; and

3. $105,000, which will be satisfied by check

Aggregate Investment = $4,000,000 (sum of 1, 2 and 3 above cannot be less than $50,000)

/s/ Steven J. Demetriou
Signature

12/19/06
Date

F-1

ANNEX A

[STOCKHOLDERS’ AGREEMENT]

A-1